Exhibit 4.1

SECOND AMENDMENT
TO
COLLATERAL SERIES SUPPLEMENT

This SECOND AMENDMENT, dated as of July 6, 2016 (this "Amendment"), is to the Collateral Series Supplement, dated as of August 21, 2001 (as amended prior to the date hereof, the "Series Supplement"), among WFN Credit Company, LLC, a Delaware limited liability company, as Transferor (the "Transferor"), Comenity Bank (successor to World Financial Network National Bank), a Delaware state-chartered bank, as Servicer (the "Servicer"), and MUFG Union Bank, N.A., a national banking association (formerly known as Union Bank, N.A. and successor to The Bank of New York Mellon Trust Company, N.A. and BNY Midwest Trust Company), as Trustee (the "Trustee") under the Second Amended and Restated Pooling and Servicing Agreement dated as of August 1, 2001 (as amended, the "Agreement") among Transferor, Servicer and the Trustee.  Unless otherwise defined herein, capitalized terms used herein have the meanings ascribed to such terms in the Series Supplement.

WHEREAS, Transferor, Servicer and Trustee desire to amend the Series Supplement in certain respects set forth below;

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

1. Amendments to Series Supplement.

(a) Section 2 of the Series Supplement is hereby amended by adding the following definitions in appropriate alphabetical order:

"Arbitration Rules" has the meaning specified in Section 14(d)(i).

"Asset Representations Review" is defined in the Indenture.

"Asset Representations Review Agreement" is defined in the Indenture.

"Asset Representations Reviewer" is defined in the Indenture.

"Confidential Information" has the meaning specified in Section 14(e).

"Mediation Rules" has the meaning specified in Section 14(c)(i).

"Note Owner" is defined in the Indenture.

"Noteholder" is defined in the Indenture.

"Organization" has the meaning specified in Section 14(c)(i).

"Qualified Dispute Resolution Professional" means an attorney or retired judge that is independent, impartial, knowledgeable about and experienced with the laws of the State of New York, specializing in commercial litigation with at least 15 years of experience and whose name is on a list of neutral parties maintained by the Organization.

"Representatives" has the meaning specified in Section 14(e).

"Representing Party" has the meaning specified in Section 14(a).

"Requesting Party" has the meaning specified in Section 14(a).

"Test Fails", if defined in the Asset Representations Review Agreement, is defined as specified therein and, if not defined therein, shall mean, with respect to any Receivable or Account, that such Receivable failed to satisfy applicable testing procedures specified in the Asset Representations Review Agreement.

"Verified Note Owner" means either (a) a Note Owner that has provided the Transferor with each of (i) a written certification that it is a beneficial owner of a specified principal amount of the Notes and (ii) a trade confirmation, an account statement, a letter from a broker or dealer that is acceptable to the Transferor or other similar document  acceptable to the Transferor showing that such Noteholder or Note Owner is a beneficial owner of such principal amount of the Notes or (b) any Noteholder.

(b) The Series Supplement is hereby amended by adding the following Section 14 immediately after Section 13:

"Section 14.  Dispute Resolution.

(a) If a request to the Transferor (in such capacity, the "Representing Party") to repurchase a Receivable due to a breach of a representation or warranty of the Transferor is not resolved by the end of the 180-day period beginning on the date on which Transferor receives notice of such request, then the Person (the "Requesting Party") making such request, including any Note Owner, will have the right to refer the matter, at is discretion, to either mediation (which for purposes of this Section 14 shall include non-binding arbitration, if selected by the Requesting Party) or arbitration pursuant to this Section 14; provided, however, that any such referral shall be made within 30 days of the filing of the Form 10-D with respect to the Monthly Period in which such 180-day period ends.

(b) The Requesting Party shall provide notice in accordance with Section 13.5 of the referral of the matter to mediation or arbitration, as applicable, to Transferor, with a copy to the Issuer.  The Representing Party agrees to participate in the resolution method selected by the Requesting Party.  The Representing Party may request that any Requesting Party that is a Note Owner provide documentation demonstrating that is a Verified Note Owner and such Note Owner shall provide the requested documentation prior to the commencement of the mediation or arbitration, as applicable.  Transferor shall provide notice to RPA Seller and the Trustee that it has received a request to mediate or arbitrate a repurchase request.  Except as described in Section 14(c)(iv), a Requesting Party may not initiate a mediation or arbitration with respect to a Receivable that is, or has been, the subject of an ongoing or previous mediation or arbitration (whether initiated by such Requesting Party or another Requesting Party), but will have 30 days from the date notice of commencement of a mediation or arbitration is included in a Form 10-D filed by the Transferor to join such existing mediation or arbitration with respect to that Receivable if the applicable mediation or arbitration has not concluded.  The Transferor will provide notice of any mediation or arbitration on Form 10-D filed by the Transferor with respect to any Monthly Period in which arbitration or mediation is initiated.

(c) If the Requesting Party selects mediation (including non-binding arbitration) as the resolution method, the following provisions will apply:

(i) the mediation will be administered by a nationally recognized arbitration and mediation association selected by the Transferor (an "Organization"), and conducted pursuant to such association's commercial mediation procedures in effect at such time (the "Mediation Rules");

(ii) the fees and expenses of the mediation will be allocated as mutually agreed by the parties as part of the mediation, provided that if the parties cannot reach a mutual determination, the fees and expenses of the mediation with be borne equally by the parties, provided further that the Servicer hereby agrees to pay any such fees and expenses allocated to or otherwise deemed payable by the Transferor;

(iii) the mediator will be a Qualified Dispute Resolution Professional and will be appointed jointly by the Requesting Party and the Representing Party from a list of neutrals maintained by the Organization within 30 days of the request for mediation; provided that if a mediator is not timely appointed, a mediator will be appointed by the Organization; and

(iv) if the parties fail to agree at the completion of the mediation, the Requesting Party may refer the repurchase request to binding arbitration under Section 14(d) or may, in accordance with the Agreement and the Indenture pursue any other available remedy, including legal proceedings.

(d) If the Requesting Party selects binding arbitration as the resolution method, the following provisions will apply:

(i) The arbitration will be administered by the Organization selected by the Transferor, and conducted pursuant to such association's arbitration procedures in effect at such time (the "Arbitration Rules");

(ii) If the repurchase request specified in Section 14(a) involves the repurchase of an aggregate amount of Receivables of less than 5% of the total Principal Receivables in the Trust as of the date of such repurchase request, a single arbitrator will be used.  That arbitrator must be a Qualified Dispute Resolution Professional.  Upon being supplied a list of at least ten potential arbitrators that are each Qualified Dispute Resolutions Professionals by the Organization, each of the Requesting Party and the Representing Party will have the right to exercise two peremptory challenges within 14 days and to rank the remaining potential arbitrators in order of preference.  The Organization will select the arbitrator from the remaining potential arbitrators on the list respecting the preference choices of the parties to the extent possible;

(iii) If the repurchase request specified in Section 14(a) involves the repurchase of an aggregate amount of Receivables equal to or in excess of 5% of the total Principal Receivables in the Trust as of the date of such repurchase request, a three-arbitrator panel will be used.  The arbitral panel will consist of three Qualified Dispute Resolution Professionals, (A) one to be appointed by the Requesting Party within five Business Days of providing notice to the Representing Party of its selection of arbitration, (B) one to be appointed by the Representing Party within five Business Days of the Requesting Party's appointment of an arbitrator, and (C) the  third, who will preside over the arbitral panel, to be chosen by the two party-appointed arbitrators within five Business Days of the Representing Party's appointment.  If any party fails to appoint an arbitrator or the two party-appointed arbitrators fail to appoint the third within the relevant time periods, then the appointments will be made by the Organization pursuant to the Arbitration Rules;

(iv) The arbitrator will make its final determination no later than 90 days after appointment or as soon as practicable thereafter.  The arbitrator will resolve the dispute in accordance with the terms of the Agreement, and may not modify or change the Agreement or any Transaction Document in any way or award remedies not consistent with the Agreement or any Transaction Document.  The arbitrator will not have the power to award punitive damages or consequential damages in any arbitration conducted by it, and Transferor shall not be required to pay more than the repurchase price required to be paid by the Transferor in accordance with Section 2.5(b) of the Agreement.  In its final determination, the arbitrator will determine and award the costs of arbitration (including the fees of the arbitrator, cost of any record or transcript of the arbitration and administrative fees) and reasonable attorneys' fees to the parties as determined by the arbitrator in its reasonable discretion.  The determination of the arbitrator will be in writing and counterpart copies will be promptly delivered to the parties.  The determination will be final and non-appealable absent manifest error, except for actions to confirm or vacate the determination that are permitted under applicable federal or state law, and may be enforced in any court of competent jurisdiction;

(v) By selecting binding arbitration, the Requesting Party is waiving the right to sue in court, including the right to a trial by jury;

(vi) No Person may bring a putative or certified class action to arbitration; and

(vii) Each arbitrator selected for any arbitration will abide by the Code of Ethics for Arbitrators in Commercial Disputes as in effect at any time.  Prior to accepting an appointment, each arbitrator must promptly disclose any circumstances likely to create a reasonable inference of bias or conflict of interest or likely to preclude completion of the hearings within the prescribed time schedule. Any arbitrator selected may be removed by the Organization for cause consisting of actual bias, conflict of interest or other serious potential for conflict.

(e) None of the Transferor, the RPA Seller or the Servicer will be required to produce personally identifiable information about any Obligor for purposes of any mediation or arbitration.  The details and/or existence of any unfulfilled repurchase request, any meetings or discussions regarding any unfulfilled repurchase request, mediations or arbitration proceedings conducted under this Section 14, including all offers, promises, conduct and statements, whether oral or written, made in the course of the parties' attempt to resolve an unfulfilled repurchase request, any information exchanged in connection with any mediation, and any discovery taken in connection with any arbitration (collectively, "Confidential Information"), shall be and remain confidential and inadmissible (except as required in accordance with applicable law) for any purpose, including impeachment, in any mediation, arbitration or litigation, or other proceeding (including any proceeding under this Section 14) other than as required to be disclosed in accordance with applicable law, regulatory requirements, or court order or to the extent that Transferor, in its sole discretion, elects to disclose such information.  Such information will be kept strictly confidential and will not be disclosed to any third party; provided that a party may disclose such information to its own attorneys, experts, accountants and other agents and representatives (collectively "Representatives"), as reasonably required in connection with any resolution procedure under this Section 14, if the disclosing party (a) directs such Representatives to keep the information confidential, (b) is responsible for any disclosure by its Representatives of such information and (c) takes at its sole expense all reasonable measures to restrain such Representatives from disclosing such information.  If any party receives a subpoena or other request for information from a third party (other than a governmental regulatory body) for Confidential Information, the recipient will promptly notify the other party and will provide the other party with the opportunity to object to the production of its Confidential Information or seek other appropriate protective remedies, consistent with the applicable requirements of law and regulation.  If, in the absence of a protective order, such party or any of its representatives are compelled as a matter of law, regulation, legal process or by regulatory authority to disclose any portion of the Confidential Information, such party may disclose to the party compelling disclosure only the part of such Confidential Information that is required to be disclosed.

(f) Any mediation or arbitration pursuant to this Section 14 will be held in New York, New York or such other location as the parties may mutually agree upon."

2. Conditions. In accordance with Section 13.1 of the Agreement, the foregoing amendment shall become effective as  of the date first written above upon (i) the execution of this Amendment by the Transferor, the Servicer and the Trustee and (ii) the satisfaction of the conditions set forth in Section 13.1 of the Agreement.

3. Miscellaneous.  As herein amended, the Series Supplement shall remain in full force and effect and is hereby ratified and confirmed in all respects.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Amendment may be executed in any number of counterparts and by the different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Amendment.

4. Governing Law. This Amendment shall be construed in accordance with the laws of the State of New York, without reference to its conflict of law provisions, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

IN WITNESS WHEREOF, Transferor, Servicer and Trustee have caused this Amendment to be duly executed by their respective officers as of the date first written above.

WFN CREDIT COMPANY, LLC, as Transferor

By:  /s/ Michael Blackham
       Name: Michael Blackham
       Title: Treasurer

MUFG UNION BANK, N.A., as Trustee

By:  /s/ Marion Zinowski
       Name: Marion Zinowski
       Title: Vice President

COMENITY BANK, as Servicer

By:  /s/ Randy J. Redcay
       Name: Randy J. Redcay
       Title: Chief Financial Officer

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